Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Small Cap Value Fund, Inc.

We have examined management's assertion about Small Cap Value
  Fund, Inc.'s compliance with the
requirements of subsections (b) and (c) of Rule 17f-2 under
 the Investment Company Act of 1940 (the
"Act") as of December 31, 2010 included in the accompanying
 Management Statement Regarding
Compliance with Certain Provisions of the Investment Company
 Act of 1940.  Management is
responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstance. Included among our procedures were the following tests performed as of December 31, 2010, and with respect to agreement of security purchases and sales, for the period from January 1, 2010 through December 31, 2010.

*	Confirmation of all securities held by Charles
Schwab & Co. in book entry form;

*	Reconciliation of all such securities to the books
 and records of the Fund and Charles Schwab &
Co.;

*	Agreement of five security purchases and five security
sales since January 1, 2010 from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis
 for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Small Cap Value
 Fund, Inc. was in compliance with the
requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2010 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects. This report is intended solely for the information and use of management of Small Cap Value Fund, Inc. and the Securities and Exchange
 Commission and should not be used for
any other purpose.

PMB Helin Donovan, LLP

Dallas, TX
February 10, 2011